EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper to Call $58 million of 2014 Notes on November 15

ALPHARETTA, GEORGIA — October 16, 2012 — Neenah Paper, Inc. (NYSE: NP) announced today that it has elected to conduct an early redemption (the “Partial Redemption”) of $58 million of its 7.375% Senior Notes due in 2014 (the “Notes”). The Notes will be purchased at par value on November 15, 2012 and will be financed by a combination of borrowings using the Company’s existing revolving credit facility and a new $30 million term loan. Both the revolver and term loan mature on November 30, 2017. As of June 30, 2012 there were $148 million of Notes outstanding.

Bonnie Lind, Senior Vice President, Chief Financial Officer and Treasurer stated, “Neenah’s balance sheet is strong and our debt is well within targeted levels. By substituting low cost floating rate debt for existing fixed rate debt we will reduce financing costs while still maintaining a sound capital structure with ample financial flexibility to support growth initiatives.”

The Bank of New York Mellon Trust Company, N.A., trustee of the Notes, is processing the transmittal of a notice of Partial Redemption to holders of record of the Notes. The Partial Redemption will result in savings of over $500,000 per quarter in interest expense.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC(R), ASTROBRIGHTS(R), ENVIRONMENT(R), CRANE(R), ROYAL SUNDANCE(R), KIMDURA(R), Gessner(R), JET-PRO(R) SofStretch(TM) and varitess(R). Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.